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EXHIBIT 10.8

AMENDED AND RESTATED

SILICON VALLEY BANCSHARES

RETENTION PROGRAM PLAN

PURPOSE

        The purpose of the Amended and Restated Silicon Valley Bancshares Retention Program Plan is to:

  •
  Recognize the valuable contributions made by certain key individuals of the Company; and

  •
  Retain and motivate those key individuals who are critical to the Company's long-term success.

        The Plan is designed to allow individuals to share in: (i) returns from designated investments made by the Company and its Affiliates, including investments in certain venture capital funds (including the SVB Strategic Investors Funds and Silicon Valley BancVentures Funds) and certain direct equity investments; (ii) income realized from the exercise of, and the subsequent sale of underlying shares of, warrants held by the Company; and (iii) other designated amounts, as determined by the Committee.

        This Plan shall be effective as of January 1, 2004.

DEFINITIONS

        "Affiliate" means any parent corporation or subsidiary corporation (including Bank), whether now or hereafter existing, as those terms are defined in sections 424e) of the Internal Revenue Code of 1986, as amended.

        "Bank" means Silicon Valley Bank, a California corporation and a wholly-owned subsidiary of the Company.

        "Committee" means the Compensation Committee of the Board of Directors of the Company.

        "Company" means Silicon Valley Bancshares, a Delaware corporation.

        "Participant" means an employee chosen to participate in the Plan for any RP Year by the Committee in its sole discretion and who meets the eligibility requirements provided under this Plan.

        "Plan" means this Amended and Restated Silicon Valley Bancshares Retention Program Plan.

        "Pool" means in the case of any RP Year, the pool of returns on investments and other amounts designated by the Committee for such RP Year under this Plan.

        "Program" means the Company's Retention Program.

        "RP Year" means a full fiscal year of the Company.

        "Steering Committee" means the Steering Committee of the Company.

ADMINISTRATION

        The Committee shall administer the Plan and shall have full power and authority to construe, interpret and administer the Plan, including waiver of any requirements under the Plan. The Committee may, at its discretion, delegate its duties hereunder to the Steering Committee; provided, however, the following must be ratified by the Committee: (i) the allocated investments and other amounts to be included in the Plan for each respective RP Year, and (ii) the percentage interests in the Plan of all Steering Committee members.

        All determinations and decisions of the Committee shall be final, conclusive and binding upon all persons.

ELIGIBILITY FOR PARTICIPATION

        To be eligible to participate in the Plan for any RP Year, employee Participants must: (i) be employed with the Company or its Affiliates prior to such RP Year, (ii) be at a senior management or partner level (or such equivalent level as determined by the Committee) prior to such RP Year, and (iii) be ineligible to participate in other separate variable pay plans or programs of the Company (such as Direct Drive Incentive Compensation Plan or other similar variable compensatory plans). Additionally, all Participants shall abide by the Company's Code of Conduct, Venture Capital Fund Investment Policies and Procedures, and any other applicable policies and procedures of the Company and/or its Affiliates as determined by the Committee.

        All Participants for each RP Year will be selected by the Committee, at its sole discretion. Participation by Steering Committee members must be ratified by the Committee if the Committee's administrative powers are delegated to the Steering Committee.

ANNUAL PROGRAM

  Pool

        Under the Plan, the Committee will, on an annual basis, allocate certain investments and other amounts for inclusion in the Plan for the respective RP Year. Aggregate net returns on such designated investments and amounts will constitute the Pool from which distributions to Participants will be made based on the Participants' respective percentage interests in the Plan. Such allocations will be determined on or prior to March 1 of the applicable RP Year (or such later date as the Committee determines).

  Term

        The Company's obligation to make distributions under the Plan for an RP Year will be for ten (10) years. Final distributions from the Pool will be made to Participants on or before January 30 (or if such date is a Saturday or Sunday, the next business day) of the year following the tenth year after the RP Year.

  Participants' Percentage Interests

        Each Participant's share of the Pool for each RP Year will be determined by the Steering Committee. Participants will be notified in writing of his or her percentage interest within sixty (60) days of such determination.

  Distributions

        All distributions out of the Pool will be made in January of the year following the Company's receipt. Distributions will be paid to Participants only to the extent returns are received by the Company, subject to the terms herein. If no returns are received by the Company on the investments allocated for a specific RP Year, then no distributions will be made in January of the following year.

        Any returns which the Company may receive in the form of stock will be retained by the Company until such time as the Company, in its sole discretion, liquidates the stock. The Participants' percentage interest in the proceeds realized from the liquidation of such stock will then be paid to the Participants in January following the year of liquidation.

        Payment of any distributions under the Plan may be postponed, reduced and/or eliminated pursuant to applicable law or regulation or as otherwise determined by federal and state regulations to which the Company and its Affiliates are subject, as determined by the Committee.

        Distributions under the Plan are accrued on a quarterly basis.

  Eligibility for Distributions

        In order to be entitled to receive distributions, Participants must be employed by the Company or its Affiliates on the date distributions are paid to Participants, except as otherwise provided herein, and have satisfactory performance reviews.

        A Participant whose performance is unsatisfactory, as determined by such Participant's supervisor in his or her reasonable discretion, forfeits any distributions which the Participant would otherwise have received in January following the year of unsatisfactory performance. If the Participant's performance improves to satisfactory or above in a subsequent year, the Participant will again become eligible to receive distributions under the Plan for such subsequent year or years, until the expiration of the applicable 10-year term.

NO ASSURANCES OF DISTRIBUTIONS

        No assurances will be made by the Company or any of its Affiliates to any Participant as to payment of any distributions. No Participant may have any claim against the Company in the event such Participant does not receive a distribution because the Company did not realize any returns from the designated investments and amounts.

TERMINATION OF EMPLOYMENT

        Except as provided below, Participants must be employed by the Company on the date the distributions are actually paid for any RP Year. A Participant who terminates employment with the Company forfeits his or her interest in the Plan for all RP Years, whether or not accrued. A transfer of employment between the Company and its Affiliates shall not be deemed a termination of employment.

        Notwithstanding the foregoing, any Participant:

  (i)
  (with respect to Program participation for the 1998, 1999, 2000 and 2001 RP Years only) whose employment terminates without cause, as determined by the Committee in its sole discretion, and who has been: (1) an employee of the Company or its Affiliates for 7 or more consecutive years, and (2) a Participant in 5 or more Program plans; or

  (ii)
  (with respect to Program participation for any RP Year) who retires from the Company or any Affiliate at the age of 55 or over, and whose age at the time of retirement, plus years of service with the Company or its Affiliates, is equal to or greater than 60;

shall be entitled to continued participation in the Plan for the applicable RP Year(s), so long as Participant:

  (i)
  executes a general waiver and release, in a form satisfactory to the Company, and

  (ii)
  during the initial three-year period following such termination of employment, to the extent permitted by applicable law: (1) is bound by, or continues to be bound the Company's standard Confidential Information and Invention Assignment Agreement for Employees (or similar confidentiality agreement), (2) does not compete with the Company, and (3) does not disparage the Company. (After such three-year period, Participant is entitled to continued participation without any limitations.)

PRIOR YEAR PLANS

        Nothing in this Plan shall be construed as reducing any benefits, or taking away any rights, granted to any Participant during any RP Year prior to January 1, 2004, unless consented to in writing by such Participant.

WITHHOLDING

        The Company will withhold from the payment of any distribution hereunder any amount required to be withheld for taxes.

NO RIGHTS TO EMPLOYMENT

        Nothing in this Plan shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Affiliate.

NO ASSIGNMENT; CERTAIN RIGHTS OF PARTICIPANTS

        Except as otherwise required by applicable law, any interest, benefit, payment, claim or right of any participant under the Plan shall not be sold, transferred, assigned, pledged, encumbered or hypothecated by any Participant and shall not be subject in any manner in to any claims of any creditor of any Participant or beneficiary, and any attempt to take any such action shall be null and void. During the lifetime of any Participant, payment of a distribution shall only be made to such Participant. Notwithstanding the foregoing, the Committee may establish such procedures as it deems necessary for a Participant to designate a beneficiary to whom any amounts would be payable in the event of any Participant's death.

        To the extent a Participant or other person acquires a right to receive a distribution hereunder, such right shall be no greater than the right of an unsecured general creditor of the Company or any Affiliate.

ARBITRATION

        Any and all disputes or controversies arising from or regarding the interpretation, performance, enforcement or termination of the Plan will be resolved by final and binding arbitration under the procedures set forth in the Arbitration Procedures and the then existing rules of practice and procedure of the Judicial Arbitration and Mediation Services, Inc. (or its successor entity).

SUSPENSION, REVISION, AMENDMENT OR TERMINATION OF THE PLAN

        The Committee may, from time to time, suspend, revise, amend or terminate the Plan.

GOVERNING LAW

        The Plan shall be governed by the laws of California.

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  EXHIBIT 10.8
AMENDED AND RESTATED SILICON VALLEY BANCSHARES RETENTION PROGRAM PLAN